EXHIBIT 99.1

Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES LIMITED PARTNERSHIP PRICES $450 MILLION
OF SENIOR UNSECURED NOTES

CHATTANOOGA, Tenn. - (November 21, 2013) CBL & Associates Properties, Inc. (NYSE: CBL) announced today that its majority-owned operating partnership subsidiary, CBL & Associates Limited Partnership (the "Operating Partnership"), priced a $450 million offering of 5.250% Senior Notes Due 2023 under its existing shelf registration statement. The notes will mature on December 1, 2023.

The Operating Partnership expects to use the net proceeds from the offering of approximately $441.9 million after deducting the underwriting discount and other offering expenses payable by the Operating Partnership, to reduce amounts outstanding under its unsecured revolving credit facilities and for general business purposes. Settlement is scheduled for November 26, 2013, subject to customary closing conditions.

J.P. Morgan, US Bancorp and Wells Fargo Securities are Joint Book-Running Managers for the offering.

The issuer has filed a registration statement on Form S-3 relating to these securities with the Securities and Exchange Commission. A preliminary prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or other jurisdiction.

The offering of these securities will be made only by means of a prospectus supplement and related base prospectus. A copy of the prospectus supplement and prospectus relating to the offering, when available, may be obtained by contacting J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk - 3rd floor, or by calling collect at (212) 834-4533; U.S. Bancorp Investments, Inc., 214 North Tryon Street, 26th Floor, Charlotte, North Carolina 28202, or by calling (877) 558-2607; or Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, NC, 28262, Attention: Capital Markets Client Support, or by calling toll free at (800) 326-5897 or e-mail request to cmclientsupport@wellsfargo.com.

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CBL Prices $450 Million of Senior Unsecured Notes

November 21, 2013

About CBL & Associates Properties, Inc.
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 155 properties, including 96 regional malls/open-air centers. The properties are located in 30 states and total 90.7 million square feet including 10.7 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO.

Forward-Looking Statements
Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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